                                                  Issuer Free Writing Prospectus
                     Filed Pursuant to Rule 433 under the Securities Act of 1933
                                        Registration Statement No. 333-122925-01
                                                          Relating to Prospectus
                                                Filed Pursuant to Rule 424(b)(3)


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                           0% Index Linked Securities
                        Linked to the Russell 3000 Index
                                   Term Sheet
                                January 10, 2006

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Issuer:                     Citigroup Funding Inc.

Rating of Issuer's          Aa1/AA-(Moody's/S&P) based upon the Citigroup
                            guarantee.
Obligations:
Underlying Index:           Russell 3000 Index (the "Index")

Offering:                   0% Index Linked Securities

Offering Size:              USD 32,487,500

Trade Date:                 January 10, 2006

Issue Date:                 January 13, 2006 (3 Business Days after the Trade
                            Date).

Valuation Date:             February 21, 2007

Maturity Date:              February 26, 2007 (3 Business Days after the
                            Valuation Date).

Sole Manager:               Citigroup Global Markets Inc.

Offering Price              100.00%.
Coupon:                     0% per annum

Payment Dates:              The Maturity Date

Initial Index Level:        749.26

Final Index Level:          The Closing Price of the Underlying Index on the
                            Valuation Date

Redemption Amount:          If the Final  Index  Level is greater than or equal
                            to the Initial Index
                            Level, the Redemption Amount will be the product of
                            (i) the principal amount and (ii) 100% plus 2 *
                            [(Final Index Level-Initial Index Level)/Initial
                            Index Level] capped at a maximum of 113.5%.

                            If the Final Index Level is between the Initial Index Level and 95% of the Initial Index Level, the Redemption Amount will be the product of (i) the principal amount and (ii) 100%.

                            If the Final Index Level is less than or equal to 95% of the Initial Index Level, the Redemption Amount will be the product of (i) the principal amount and (ii) 100% minus [(95% * Initial Index Level-Final Index Level)/Initial Index Level], floored at 5%.

Form and Denomination:      Registered  Medium  Term  Notes in minimum
                            denominations of USD 1,000 and increments of USD
                            500 thereof.

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Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus) with the Securities and Exchange Commission ("SEC") for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement (File No. 333-122925) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus by calling toll-free 1-800-248-3580.
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                           0% Index Linked Securities
                        Linked to the Russell 3000 Index
                                   Term Sheet
                                January 10, 2006

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Calculation Agent:          Citigroup Global Markets Inc.

Business Days:              New York.

Settlement:                 DTC.

Listing:                    None.

CUSIP Number:               1730T0 AC 3.

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Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus) with the Securities and Exchange Commission ("SEC") for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement (File No. 333-122925) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus by calling toll-free 1-800-248-3580.